UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

July 28, 2011
Date of Report (Date of earliest event reported)

Acura Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

State of New York	1-10113	11-0853640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

616 N. North Court, Suite 120 Palatine, Illinois 60067
(Address of principal executive offices) (Zip Code)

(847) 705-7709
Registrant's telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2011, our Board of Directors appointed Mr. Bruce F. Wesson, a current member of our Board, to our Audit Committee. This appointment was made following an analysis of the standards for independence provided in NASDAQ Market Place Rule 5605(c) and applicable regulations of the Securities and Exchange Commission ("SEC") and the Board's determination that Mr. Wesson satisfies such standards for independence. In assessing Mr. Wesson's independence under applicable NASDAQ rules and SEC regulations, the Board considered, among other things, Mr. Wesson's resignation as a member and manager of the general partners of Galen Partners III, L.P. and Galen Partners International III, L.P., and resignation as a general partner of Galen Employee Fund III, L.P., and that as a result of such resignations, effective June 30, 2011, Mr. Wesson no longer has any involvement in the management of such Galen funds or their respective general partners and management companies. Our Board also designated Mr. Wesson as an "independent" Board member for purposes of our Amended and Restated Voting Agreement dated as of February 6, 2004 between GCE Holdings LLC ("GCE") and us (the "Voting Agreement"). The Voting Agreement provides, among other things, that our Board shall be comprised of seven directors, three of whom shall be GCE designees (subject to reduction based on certain GCE ownership thresholds in our Company), one of whom shall be our CEO, and three of whom shall be independent (as defined therein). Mr. Wesson is no longer a GCE board designee. After giving effect to such Board action, our independent Board members for purposes of adherence to NASDAQ Marketplace Rule 5605(c) and applicable SEC regulations and for purposes of compliance with our Voting Agreement, are Messrs. George Ross, William Skelly and Bruce Wesson. Mr. Wesson's designation as an independent director will fill the vacancy created by the resignation of Mr. William Sumner on July 6, 2011.

On July 28, 2011, the Board appointed David Azad to our Board of Directors. Mr. Azad is a designee of GCE and his appointment to the Board is in accordance with our Voting Agreement with GCE. Mr. Azad is Managing Director of Galen Partners, a growth equity investment firm focused on the healthcare industry. Prior to joining Galen Partners in 2006, he was an Associate Principal in the healthcare practice of McKinsey & Company. Mr. Azad holds an A.B. from Duke University and J.D. from the University of Chicago. Mr. Azad's appointment fills the vacancy on our Board (and in GCE's designees to our Board) created by Mr. Wesson's designation as an independent director. Mr. Azad does not currently serve on any committees of the Board.

Mr. Azad will be compensated in accordance with our Board compensation policy, including a $20,000 annual retainer (payable quarterly), $1,000 Board meeting attendance fees ($500 if attended telephonically), $500 Committee meeting fees ($250 if attended telephonically), and an annual stock option award to purchase 15,000 shares of our common stock. The annual retainer and stock option award for Mr. Azad will the prorated for 2011 based on the number of days remaining in 2011 from the date of his appointment to the Board.

Item 8.01. Other Events.

On July 28, 2011, we issued a press release, furnished herewith as Exhibit 99.1, announcing the appointment of David Azad to our Board of Directors.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release dated July 28, 2011 Announcing the Appointment of David Azad to our Board of Directors

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acura Pharmaceuticals, Inc.
Date: July 28, 2011	By:	/s/ PETER A. CLEMENS Peter A. Clemens Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated July 28, 2011 Announcing the Appointment of David Azad to our Board of Directors